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                                                                       EXHIBIT 8

                                    FORM OF
                   OPINION OF BRADLEY ARANT ROSE & WHITE LLP
                           AS TO CERTAIN TAX MATTERS

                              November ___, 2001

Bank of Tidewater
1548 Laskin Road
Virginia Beach, Virginia 23451

         Re: Agreement and Plan of Merger by and between Bank of Tidewater and SouthTrust Bank and joined in by SouthTrust Corporation and SouthTrust of Alabama, Inc.

Ladies and Gentlemen:

                  You have requested the opinion of Bradley Arant Rose & White LLP, as counsel to SouthTrust Corporation, a Delaware corporation ("SouthTrust"), regarding the transactions contemplated by that certain Agreement and Plan of Merger dated August 30, 2001 (the "Merger Agreement"), by and between Bank of Tidewater ("Tidewater") and SouthTrust Bank, an Alabama banking corporation ("ST-Bank"), and joined in by SouthTrust and SouthTrust of Alabama, Inc., an Alabama corporation and a wholly-owned subsidiary of SouthTrust ("ST-Sub"). Specifically, you have requested us to opine that the merger of Tidewater with and into ST-Bank (the "Merger") pursuant to the Merger Agreement will constitute a tax-free reorganization under ss. 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that no gain or loss will be recognized by the shareholders of Tidewater upon the receipt solely of shares of voting common stock, par value $2.50 per share, of SouthTrust ("SouthTrust Common Stock") in exchange for their shares of common stock, par value $5.00 per share, of Tidewater ("Tidewater Common Stock") upon consummation of the Merger.

                  This opinion is being rendered pursuant to Section 10.8 of the Merger Agreement and the requirements of Item 21(a) of the registration statement on Form S-4 (the "Registration Statement") being filed by SouthTrust with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended. Capitalized terms used herein and not otherwise defined herein have the meanings given to them in the Merger Agreement.

                  In rendering the opinion set forth below, we have examined and relied upon originals or copies of the Merger Agreement, upon representations provided to us by a letter from Tidewater, dated October ___, 2001, and by a letter from SouthTrust, dated October ___, 2001 each as described in the representation section of this letter (the "Representation Letters"), and such other documents and materials as we have deemed necessary as a basis for such opinion. In connection with such examination, we have assumed the genuineness of all signatures, the authenticity of all documents, agreements and instruments submitted to us as originals, the conformity to original documents, agreements and instruments of all documents, agreements and instruments submitted to us as copies or specimens and the authenticity of the originals of such documents, agreements and instruments submitted to us as copies or specimens, and, as to factual matters, the veracity of written statements made by officers and other representatives of Tidewater and SouthTrust included in the Merger Agreement and the Representation Letters.

                  The opinion stated below is based upon the relevant provisions of the Code, regulations promulgated pursuant thereto by the Department of the Treasury and the Internal Revenue Service (the "IRS"), current administrative rulings and applicable judicial decisions, all of which are subject to change. Neither SouthTrust, ST-Sub, ST-Bank nor Tidewater has requested or will receive an advance ruling from the IRS as to any of the federal income tax effects to holders of shares of Tidewater Common Stock of the Merger, or of any of the federal income tax effects to SouthTrust, ST-Sub, ST-Bank or Tidewater of the Merger. Our opinion set forth below is not binding upon the IRS, and there can be no assurance, and none hereby is given, that the IRS will not take a position contrary to one or more of the positions reflected herein, or that our opinion will be upheld


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by the courts if challenged by the IRS.

                                      FACTS

                  SouthTrust is a registered financial holding company and is the common parent of an affiliated group of corporations, including ST-Sub and ST-Bank, that file consolidated federal income tax returns on the calendar year basis. Shares of SouthTrust Common Stock are publicly held and are publicly traded through the Automated Quotation System of the Nasdaq Stock Market.

                  In accordance with resolutions of SouthTrust's Board of Directors adopted on December 16, 1998, and that certain Amended and Restated Rights Agreement, dated as of August 1, 2000 (the "Rights Agreement"), between SouthTrust and American Stock Transfer & Trust Company, as Rights Agent, each share of SouthTrust Common Stock issued and outstanding carries a right to purchase from SouthTrust one one-hundredth of a share of SouthTrust Preferred Stock designated as the Series 1999 Junior Participating Preferred Stock at a purchase price of $150.00 (a "Right"). These Rights will expire on February 22, 2009 unless redeemed earlier and are not exercisable or transferable separately from the shares of SouthTrust Common Stock until the occurrence of certain events associated with an acquisition of a substantial amount of SouthTrust Common Stock. The provisions of the Rights are more fully described in the Rights Agreement and the Certificate of Designation, Preferences and Rights of Series 1999 Junior Participating Preferred Stock. A copy of the Rights Agreement is incorporated by reference as an exhibit to the Registration Statement.

                  Immediately prior to the Merger, SouthTrust will own 100% of the capital stock of ST-Sub, and ST-Sub will own 100% of the capital stock of ST-Bank. Both of ST-Sub and ST-Bank are included in the consolidated federal income tax return of SouthTrust.

                  Tidewater is a corporation organized pursuant to the laws of the Commonwealth of Virginia. As of October 5, 2001, the authorized capital stock of Tidewater consisted of 10,000,000 shares of Tidewater Common Stock, of which _______ shares were issued and outstanding. Other than certain directors' qualifying shares, Tidewater does not own any shares of any other entity. Tidewater is an accrual method taxpayer using a calendar year accounting period.

                            THE PROPOSED TRANSACTIONS

                  Pursuant to the Merger Agreement the following transactions will take place:

                  (1) Tidewater will merge with and into ST-Bank in accordance with the applicable corporation laws of the Commonwealth of Virginia and the State of Alabama (the "Corporate Laws"), after which ST-Bank will be the surviving corporation. ST-Bank will acquire all of the assets and be subject to all of the liabilities of Tidewater. ST-Bank will be the surviving corporation and the separate corporate existence of Tidewater will terminate.

                  (2) SouthTrust will issue a total of 2,733,522 shares of SouthTrust Common Stock in exchange for all of the issued and outstanding shares of Tidewater Common Stock. As of the Effective Time, a total of 2,556,844 shares of Tidewater Common Stock will be issued and outstanding.

                  (3) Each share of Tidewater Common Stock, will become and be converted into the right to receive 1.0691 shares of SouthTrust Common Stock, and one Right will be issued with each share of SouthTrust Common Stock exchanged in the Merger for shares of Tidewater Common Stock.

                  (4) No fractional shares of SouthTrust Common Stock will be issued in the Merger; each holder of shares of Tidewater Common Stock who would otherwise be entitled to receive a fractional share interest, if any, will receive cash in lieu of a fractional share of SouthTrust Common Stock.

                  (5) If the average closing price of SouthTrust Common Stock over a five business day period ending


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on the date that is three (3) business days prior to the date of the special meeting of the shareholders of Tidewater at which the Merger Agreement is to be voted upon is less than $26.19, Tidewater will be authorized to make a special distribution of cash to its shareholders immediately prior to the Effective Time of the Merger (the "Special Distribution"). Subject to certain limitations described in the Merger Agreement, the Special Distribution for each share of Tidewater Common Stock will be equal to the difference between (i) $28.00, and
(ii) the value of 1.0691 shares of SouthTrust Common Stock determined as described in the preceding sentence.

                  (6) If the average closing price of SouthTrust Common Stock on the date which is five (5) business days prior to the scheduled date for the special meeting of the shareholders of Tidewater at which the Merger Agreement is to be voted upon is less than $21.61 per share, the transaction shall be converted into a statutory share exchange in which the consideration to be paid for the Tidewater Common Stock shall be solely cash based upon a per-share cash price of $28.00.

                                 REPRESENTATIONS

                  Officers of Tidewater and SouthTrust each have made certain written representations to us on behalf of their respective institutions in the Representation Letters, and, with your consent, we have relied upon the accuracy and validity of the representations provided in the Representation Letters in offering the opinion expressed below.

                                   ASSUMPTIONS

                  For purposes of the opinion set forth below, we have assumed that the form of transaction contemplated by the Merger Agreement will not be converted into a statutory share exchange as provided in Section 11A.2 of the Merger Agreement.

                                     OPINION

                  Upon the basis of the foregoing facts, representations and assumptions, and solely for purposes of the Code, we issue the following opinion.

                  (i) For federal income tax purposes the Merger will be viewed as an acquisition by ST-Sub of substantially all of the assets of Tidewater solely in exchange for shares of SouthTrust Common Stock and the assumption of all the liabilities of Tidewater by ST-Sub, followed by the transfer of the assets of Tidewater to ST-Bank and the assumption by ST-Bank of the liabilities of Tidewater.

                  (ii) The acquisition by ST-Sub of substantially all of the assets of Tidewater in exchange solely for shares of SouthTrust Common Stock and the assumption by ST-Sub of Tidewater's liabilities, as described above, will constitute a reorganization within the meaning of ss. 368(a)(1)(C) of the Code. For purposes of this opinion, "substantially all" means at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets of Tidewater. Pursuant to ss. 368(a)(2)(C) of the Code, the acquisition by ST-Bank of substantially all of the assets of Tidewater will not be disqualified under ss. 368(a)(1)(C) of the Code solely by reason of the fact that the assets of Tidewater that were acquired by ST-Sub are transferred to ST-Bank. SouthTrust, ST-Sub and Tidewater each will be a "party to the reorganization" within the meaning of ss. 368(b) of the Code. The requirement under ss. 368(a)(2)(G) of the Code that Tidewater distribute the stock, securities, and other properties it receives, as well as its other properties, in pursuance of the plan of reorganization will be satisfied by reason of the issuance by ST-Sub of the merger consideration directly to the holders of shares of Tidewater Common Stock, and by reason of the cessation of the separate corporate existence of Tidewater pursuant to the Merger Agreement and the applicable provisions of the Virginia Stock Corporation Act.

                  (iii) No gain or loss will be recognized by the shareholders of Tidewater upon the receipt of shares of


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SouthTrust Common Stock (including the Rights associated therewith and including fractional share interests, if any) solely in exchange for their shares of Tidewater Common Stock. In addition, no gain or loss will be recognized by shareholders of Tidewater upon the receipt of the Rights attached to the shares of SouthTrust Common Stock.

                  (iv) The basis of the shares of SouthTrust Common Stock to be received by a shareholder of Tidewater (including any fractional share interests to which they may be entitled) will be the same as the basis of shares of Tidewater Common Stock surrendered in exchange therefor, decreased by the amount of any cash received by such shareholder in connection with the Special Distribution, if any, and increased by any gain recognized by such shareholder.

                  (v) The holding period of the shares of SouthTrust Common Stock to be received by a shareholder of Tidewater (including any fractional share interests to which they may be entitled) will include the period during which the shares of Tidewater Common Stock surrendered in exchange therefor were held by the Tidewater shareholders; provided that the shares of Tidewater Common Stock were held as capital assets within the meaning of ss. 1221 of the Code by the Tidewater shareholders as of the Effective Time of the Merger.

                  (vi) The payment of cash to a shareholder of Tidewater in lieu of issuing a fractional share interest in SouthTrust Common Stock will be treated as if the fractional share actually was issued as part of the Merger and then was redeemed by SouthTrust. This cash payment will be treated as having been received as a distribution in full payment in exchange for the fractional shares of stock redeemed. Generally, any gain recognized upon such exchange will be a capital gain, provided that the Tidewater shareholder held the Tidewater Common Stock as a capital asset within the meaning of ss. 1221 of the Code as of the Effective Time of the Merger.

                  (vii) The shareholders of Tidewater will recognize gain on their receipt of the Special Distribution, if any, but not in excess of the amount of cash received. With respect to those shareholders of Tidewater who, after giving effect to the issuance of SouthTrust Common Stock pursuant to the Merger Agreement, own, directly or indirectly through the application of ss. 318(a) of the Code, no more than one-tenth of one percent (0.1%) of the total outstanding SouthTrust Common Stock, the receipt of the Special Distribution should be treated as a distribution in full payment in exchange for a portion of the Tidewater Common Stock surrendered, and not as a dividend. Generally, any gain recognized in such a case will be a capital gain, provided that the Tidewater shareholder held the Tidewater Common Stock as a capital asset within the meaning of ss. 1221 of the Code as of the Effective Time of the Merger. In the alternative, however, if the exchange has the effect of the distribution of a dividend (determined with the application of ss. 318(a)), then the amount of the gain recognized that is not in excess of each Tidewater shareholder's ratable share of the undistributed earnings and profits of Tidewater will be treated as a dividend. No loss may be recognized by a Tidewater shareholder in connection with receipt of the Special Distribution, if any.

                  Our opinion, as stated above, is based upon our analysis of the Code, the regulations issued thereunder, current case law, and published rulings of the Internal Revenue Service; the foregoing are subject to change, and such changes may be given retroactive effect. In the event of such changes, our opinion set forth above may be affected and may not be relied upon. Furthermore, no opinion is expressed as to the federal tax treatment of the transaction under any other provisions of the Code and regulations, or as to the tax treatment of any conditions existing at the time of, or effects resulting from, the transaction that are not specifically covered by the opinion.

                  This opinion is rendered solely with respect to certain federal income tax consequences of the Merger under the Code, and does not extend to the income or other tax consequences of the Merger under the laws of any state or any political subdivision of any state; nor does it extend to any tax effects or consequences of the Merger to SouthTrust, ST-Sub or ST-Bank other than those expressly stated in the above opinion.


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                  We have consented to the filing of a form of this opinion as an exhibit to the Registration Statement. We have also consented to the references to this firm under the heading "Certain Federal Income Tax Consequences" in the Registration Statement and in the prospectus which is included as part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                             Yours very truly,